Exhibit 10.56

SABRE LICENSE AGREEMENT

This Sabre License Agreement (“Agreement”) is made by and between Sabre Inc. (“Sabre”) and TRX Technology Services, L.P. (“Customer”) as of the data signed by Sabre below.

WHEREAS, Sabre provides computerized travel and related reservation services through the Sabre System; and

WHEREAS, Customer desires to access the Sabre System for purposes of making travel arrangements for itself and its customers.

NOW, THEREFORE, Sabre and Customer agree as follows:

1. TERM OF AGREEMENT. This Agreement will begin on the Effective Date and will continue thereafter *. Customer may be responsible for Initiation costs incurred by Sabre prior to the Effective Date and will be obligated prior to such Effective Date to permit, and to reasonably cooperate with, any and all installation and initiation activities by Sabre necessary to activate Customer’s access to the System and the Sabre System. For the purposes of this provision, Customer will only be responsible for such initiation costs associated with products and services purchased subsequent to the Effective Data of the Agreement.

2. DEFINITIONS. The definitions set forth on Attachment 1 hereof apply to and are a part of this Agreement.

3. LICENSE.

(a) License Grant. Sabre grants Customer a non-exclusive, non-transferable limited license to use the System at the Site during the term of this Agreement for the sole purpose of accessing the Sabre System for travel-related Information or to book reservations for air transportation, car rentals, hotel accommodations and other services and functions offered by Sabre from time to time. Sabre represents that it has all applicable rights, title and interest in the Sabre System and the System, including necessary IP Rights or has secured from the applicable manufacturer the right to grant such license. Customer will not disclose, lease, sell, export, distribute, copy, transfer or assign the System to any third party without Sabre’s written consent. One copy of the System Software may be made for back-up purposes only and must Incorporate all notices and legends appearing on the original media. System Software sub-licensed by Sabre hereunder may be subject to additional terms and conditions contained in the license agreement for such System Software. Sabre may audit the presence of System components at the Site at any time, through manual or automated means.

(b) Customer Modifications; Obligations on Termination. Customer may not modify, create derivative works, reverse compile, decompile, disassemble, reverse assemble or reverse engineer the System Software. Customer must install or allow Sabre to Install non-optional modifications to the System, provided by Sabre at no charge, within thirty (30) days of notification from Sabre. Upon termination of this Agreement Customer agrees to immediately cease the use of and cooperate with Sabre in arranging for the de-installation and return of the System and all documentation and to pay all applicable de-installation fees. Such fees shall be due and payable to Sabre If Customer breaches any material obligation under the Agreement.

(c) Sabre Modifications. Sabre retains the right to modify the Sabre System or the System at its discretion at any time during the term of this Agreement even if such modifications require Customer to make changes in its own equipment or software, as long as such modifications do not materially alter Customer’s access to the Sabre System. Sabre will use reasonable efforts to notify Customer in advance of such modifications.

4. FEES AND PAYMENT.

(a) Payment of Charges. Customer will pay Sabre the fees set forth on the attached Sabre Pricing Table as well as any fees for optional products and services requested in writing by Customer from time to time (“Charges”). Sabre will charge Customer a fee for each Transaction at Sabre’s then prevailing rate not to exceed * annually for the specific Transaction category. Each month Sabre will group all Customer’s Transactions into Transaction categories. Sabre may change, delete or add to Transaction categories at any time with thirty (30) days advance notice to Customer. Notwithstanding the foregoing. Charges may include any cost associated with hardware, transaction processing, Sabre Access, product purchases, plus any other amount owed by Customer to Sabre. All undisputed amounts payable to Sabre will be paid within thirty (30) days of Sabre’s invoice. Billing will commence upon the start of the Initial Term. All amounts mentioned in this Agreement will be due and payable in United States dollars unless both parties agree otherwise. Charges not paid when due may be subject to a late fee at the highest rate permitted by the governing law indicated in Section 17. Customer will pay any taxes, fees, licenses or assessments, including withholding taxes, imposed or levied by any federal, state or local authority as a result of this Agreement, excluding taxes based on Sabre’s net income. Customer will continue to be responsible for all applicable Charges during any period in which Sabre, as allowed in this Agreement, has suspended Customer’s access to the Sabre System.

(b) Increases In Charges. The Charges are subject to change by Sabre at any time and without limitation upon thirty (30) days’ advance written notice to Customer. If the Increase exceeds * of the same Charges over the previous twelve months including charges for each Transaction category. Customer and Sabre will meet and negotiate in good faith a mutually agreed upon rate of increase within fifteen days of receipt of Sabre’s notice of the increase.

(c) Non-Sabre Expenses. Customer is responsible for all Non-Sabre expenses that Customer incurs to

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 1 of 8

* CONFIDENTIAL TREATMENT REQUESTED

implement the System, including any telephone and/or ISP charges resulting from accessing and using the Internet.

5. SABRE BOOKINGS. Air Sabre Bookings are credited in the calendar month in which the Segment is actually processed by Sabre for billing to the Participant unless the Segment is canceled or secured to another Pseudo City Code by Customer in that same calendar month. The credit for air Sabre Bookings is subject to removal in subsequent months, prior to the Segment Activity Date, if the Sabre Booking is cancelled or secured to another Pseudo City Code by Customer. Other Sabre Bookings are credited in the latter of (I) the calendar month in which the Segment Activity Date occurs or (II) the calendar month in which the Segment is actually processed by Sabre for billing to the Participant. For purposes of calculating Sabre Bookings under this Agreement, each tour Segment will equal 2 Sabre Bookings and each cruise Segment will equal 4 Sabre Bookings (“Weighting Factors”). Sabre may change the Weighting Factors at any time upon ninety (90) days advance written notice to Customer.

6. EQUIPMENT.

(a) Standard Equipment. If Customer is leasing Standard Equipment from Sabre the additional terms and conditions contained in Attachment 2 apply to and are a part of this Agreement.

(b) Customer-owned Equipment/Software. Customer may use its own equipment and software in conjunction with the Sabre System and the System, provided that use of the System and Sabre System is limited to the purposes stated in Section 3 and remains subject to all the terms and conditions of this Agreement. Customer-owned equipment must meet Sabre’s minimum hardware specifications. Any Customer-owned equipment or software that communicates directly with the Sabre System, including without limitation emulator boards, gateways, routers, ticket printers and data lines, must be approved and certified in advance by Sabre. Upon Sabre’s reasonable request. Customer will promptly modify, alter, repair or de-install the Customer-owned equipment to remedy any impairment of Sabre System integrity or any other user’s access to or operation of the Sabre System caused by Customer-owned equipment. Sabre may immediately suspend Customer’s access to the Sabre System if the Impairment is not remedied to Sabre’s satisfaction. Customer agrees to allow Sabre reasonable access to the Site at mutually agreeable times to allow Sabre to inspect any Customer-owned equipment used in conjunction with this Agreement Sabre is not responsible for repairs and maintenance of any Customer-owned hardware or software or any third-party systems or networks accessed by Customer through the System. Customer will pay Sabre’s then prevailing maintenance Charges incurred in responding to any reported malfunction that Sabre reasonably determines is attributable to Customer-owned hardware or software or third-party systems or networks.

7. USE OF THE SABRE SYSTEM AND SYSTEM. Customer agrees to the following limitations of use for the Sabre System and System:

(a) Customer will take all precautions necessary to prevent unauthorized use of the Sabre System and the System. Intentional misuse of the Sabre System or the System is a material breach of this Agreement, and Sabre will have the right to terminate this Agreement immediately without notice and without liability to Customer. Misuse includes speculative booking, reservation of space in anticipation of demand, the failure to cancel test or training bookings, or the transmission, receipt distribution or storage of material in violation of applicable law, regulation or third-party intellectual property rights, including obscene, defamatory or threatening material.

(b) Customer will remain responsible for any use of the System by itself or a third party (including un-authorized use).

(c) Customer will not enter any Prohibited Segments into the Sabre System. Prohibited Segments will not be counted for any purpose under the Agreement. Customer must remove all Travel Service Segments from the Sabre System when the corresponding Internal reservation is canceled directly with the Participant.

(d) No input message to the Sabre System may exceed three hundred (300) characters in length. Customer can not exceed three hundred fifty (350) Transactions per Sabre Booking (“Transaction Limit”) per month. Sabre will have the right upon thirty (30) days written notice to Customer, to change the Transaction Limit.

(e) Customer will comply with Sabre’s reasonable instructions regarding proper use of the Sabre System and the System and will not use the System for the direct or indirect purpose of bypassing or circumventing the Sabre System to communicate directly with Participants.

8. ACCESS.

(a) Authorization; Access Provided by Sabre. Other than access through the System, Sabre must approve in writing Customer’s access to the Sabre System including any changes to Customer’s method of access. If Sabre is providing access services to Customer, Sabre or its designated third party will install the necessary communication access device to connect the System to the Sabre System and other approved systems or networks. Customer’s first productive use of the System to access the Sabre System will constitute acceptance of the System by Customer.

(b) Access Using Non-Sabre Equipment or Services. If Customer provides any equipment or utilizes third party services (such as an ISP) as part of the access to the Sabre System, Customer will be responsible for such equipment and services. Sabre’s approval of access as required by Section 8(a) does not obligate Sabre to support any of the Customer-provided equipment or services.

(c) Non-Sabre Traffic. Customer may use the System to transmit and receive Non-Sabre Traffic only from systems or networks approved in writing by Sabre. Customer acknowledges that in cases of communications capacity limits being reached, data transmission with the Sabre System will be given priority over any Non-Sabre Traffic.

9. INTERNET BOOKING SITE. Customer will notify Sabre of its intention to use an Internet booking site that accesses the System and Sabre System. Subject to the

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 2 of 8

limitations stated in Section 7. Sabre grants Customer a non-exclusive license during the Term of the Agreement to connect Customer’s Internet booking site to the Sabre System and the System. The Internet booking site may only be operated on behalf of Customer and may only be used by Customer’s clients for the purposes stated in Section 3. In addition, Customer agrees to (i) comply with Sabre’s Internet branding standards and requirements, (ii) utilize a Sabre designated Internet Pseudo City Code for all activity done through the Internet booking site, and (iii) pay Sabre’s then-current Charge for PNRs created through internet sites.

10. OPTIONAL FUNCTIONS, SERVICES and PRODUCTS. Additional optional functions or services and products may be offered by Sabre and requested by Customer in writing at any time during the term of this Agreement, Including optional System Software upgrades, additional training, Site moves or relocations, and Standard Equipment additions. Additional services are subject to Sabre’s approval, advance notice requirements and availability and will be charged to Customer at Sabre’s then current prices. Customer’s use of any optional functions or services and products will be governed by the terms of this Agreement, and use or payment of any related Charges will constitute acceptance of such optional functions or services and products provided such functions, services or products have been requested in writing by Customer.

11. SABRE WARRANTIES.

(a) Sabre System Warranty. Sabre warrants that during the term of this Agreement the Sabre System will not be materially inoperable more than five percent (5%) of Normal Business Hours in the aggregate, Monday through Saturday, per month (“Inoperable Threshold”).

(b) System Warranty. Sabre warrants that during the term of this Agreement the System will operate to provide access to the Sabre System during Normal Business Hours, provided that (1) the System may not be operable during brief periods due to routine maintenance, (2) Customer has Installed or permitted installation of all required upgrades to any software or hardware, including any Customer owned equipment or software, and (3) the failure of the System to operate is not caused by Customer.

12. LIMITATION OF WARRANTIES.

(a) LIMITED REMEDY FOR BREACH OF SABRE SYSTEM WARRANTY. CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE SABRE SYSTEM WARRANTY IN SECTION 11(a) WILL BE A REDUCTION OF CUSTOMER’S MONTHLY CHARGES EQUAL TO SABRE’S THEN-CURRENT UPTIME CREDIT RATE PER VIDEO AGENT SET AND VIDEO AGENT SET TERMINAL ADDRESS PER HOUR OF IN-OPERABILITY WHICH EXCEEDS THE INOPERABLE THRESHOLD. CUSTOMER MUST REQUEST SUCH REDUCTION IN WRITING WITHIN SIXTY (60) DAYS OF THE END OF THE APPLICABLE MONTH AND INCLUDE A LOG CONTAINING THE DATE, TIME AND DURATION OF THE IN-OPERABILITY, AND THE DATE AND TIME CUSTOMER REPORTED THE IN-OPERABILITY TO SABRE. SABRE IS NOT RESPONSIBLE FOR IN-OPERABILITY CAUSED BY CUSTOMER’S ISP OR TELEPHONE VENDOR.

(b) LIMITED WARRANTY FOR BREACH OF SYSTEM WARRANTY. IN THE EVENT OF A MATERIAL MALFUNCTION OR DEFECT IN AN UNALTERED COMPONENT OF THE SYSTEM THAT SUBSTANTIALLY AFFECTS PERFORMANCE OF THE SYSTEM THAT IS REPORTED BY CUSTOMER TO SABRE AND THAT CAN BE REPRODUCED BY SABRE, SABRE WILL USE REASONABLE EFFORTS TO CORRECT SUCH MALFUNCTION OR DEFECT AT NO ADDITIONAL CHARGE TO CUSTOMER. IF SUCH MALFUNCTION OR DEFECT MATERIALLY IMPAIRS CUSTOMER’S USE OF THE SYSTEM AND CANNOT BE CURED AS PROVIDED IN THIS SECTION, THEN CUSTOMER MAY TERMINATE THIS AGREEMENT WITHOUT FURTHER LIABILITY TO SABRE. THE FOREGOING IS CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR ANY MALFUNCTION OR DEFECT IN THE SYSTEM OR ANY BREACH OF THE SYSTEM WARRANTY IN SECTION 11(B).

(c) DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, THE SABRE SYSTEM. THE DATA DERIVED FROM THE SABRE SYSTEM, THE SYSTEM AND/OR ANY COMPONENTS THEREOF ARE PROVIDED TO CUSTOMER BY SABRE “AS IS AND WITH ALL FAULTS”. ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF ACCURACY, COMPLETENESS AND NON-INFRINGEMENT OF THE DATA DERIVED FROM THE SABRE SYSTEM, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

13. LIMITATION OF LIABILITY. AS A CONDITION TO ENTERING INTO THIS AGREEMENT, CUSTOMER AGREES THAT:

(a) SABRE WILL NOT BE LIABLE TO CUSTOMER FOR ANY LOSS, CLAIM OR DAMAGE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SABRE OR BY EVENTS BEYOND THE CONTROL OF SABRE.

(b) IF A PASSENGER USING A CONFIRMED RESERVATION MADE BY CUSTOMER THROUGH THE SABRE SYSTEM IS REFUSED SERVICE BY THE PARTICIPANT DUE TO AN OVERSALE OR THE LACK OF RECORD OF SUCH RESERVATION. THE SOLE REMEDY OF CUSTOMER WILL BE THAT PROVIDED FOR BY SUCH PARTICIPANT IN ITS TARIFF OR THE TERMS AND CONDITIONS OF THE PARTICIPANT’S CONTRACT APPLICABLE TO CUSTOMER AND/OR THE PASSENGER.

(c) TO THE EXTENT THAT SABRE HAS ANY LIABILITY UNDER THIS AGREEMENT OR UNDER ANY THEORY OF LIABILITY, SABRE’S CUMULATIVE LIABILITY FOR DAMAGES TO CUSTOMER HEREUNDER WILL BE LIMITED TO THE LESSER OF (1) CUSTOMER’S DIRECT DAMAGES, (2) THE TOTAL AMOUNT OF

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 3 of 8

CHARGES ACTUALLY PAID BY CUSTOMER TO SABRE PURSUANT TO THIS AGREEMENT OVER THE TERM OF THIS AGREEMENT, OR (3) ONE MILLION DOLLARS ($1,000,000).

(d) NEITHER PARTY WILL NOT BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF LIABILITY OR ANY FORM OF ACTION (INCLUDING NEGLIGENCE) FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE OR SAVINGS, OR THE LOSS OF USE OF ANY DATA. EVEN IF EITHER PARTY HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

14. INDEMNIFICATION/RELEASE.

(a) Mutual Indemnities. Customer and Sabre (“Indemnitor”) hereby agree to indemnify and hold each other, their officers, directors, agents, employees, (“Indemnitees”) harmless from and against all third-party liabilities including but not limited to attorneys’ fees, experts’ fees, expenses and costs incident thereto, which may be suffered by, accrued against, charged to or recoverable from the indemnitees by reason of any injuries to or deaths of persons or loss of, damage to or destruction of property (including loss of use thereof) arising out of or in connection with any act or omission of the Indemnitor under this Agreement.

(b) Customer Indemnification of Sabre. Customer will defend, Indemnify and hold harmless Sabre and its officers, directors, agents, employees and direct and indirect subsidiaries of Sabre Holdings Corporation against all costs, fines and expenses, including attorneys fees, resulting from (1) Customer’s failure to pay any taxes as required in this Agreement, (2) any claims, including debit memos issued by Participants, arising from Customer’s misuse of the Sabre System including, without limitation, making fraudulent bookings and/or failing to honor Participant ticketing and fare rules, or (3) any claims arising from or related to any Customer-owned software, Customer-owned hardware, or Non-Sabre Traffic that is used in conjunction with the System including Customer’s failure to remove such items from the Standard Equipment prior to Sabre’s removal or repair of any item of the System and Customer’s failure to back-up its own software and data.

(c) Indemnity for Third Party Rights. Sabre, at its own expense, will indemnify, defend and hold harmless Customer and its employees, representatives, agents and affiliates, against any third-party claim, suit, action or other proceeding brought against Customer based on or arising from a claim that the System or the Sabre System (other than material provided by Customer) infringes in any manner any U.S. copyright, patent, trademark, trade secret or any other intellectual property right of any third party. Sabre will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys’ fees and costs awarded against or otherwise incurred by Customer in connection with or arising from any such claim, suit action, or proceeding.

15. EXCUSABLE DELAY. Neither party will be liable for delays in performance of this Agreement caused by acts of God, strikes or other labor difficulties, fires or any other cause beyond the party’s reasonable control, including but not limited to delays, deficiencies or interruptions caused by the electrical or telephone line suppliers, ISP or other common carriers.

16. ASSIGNMENT. Customer will not transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise without Sabre’s prior written authorization which will not be unreasonably withheld, and any attempt to transfer or assign will render this Agreement null and void. Sabre may assign or delegate its interest, rights and/or obligations in this Agreement and Sabre will be released of all obligations as long as the transferee assumes all of Sabre’s obligations in writing.

17. APPLICABLE LAW. This Agreement, and all of its provisions, will be governed by the substantive laws of the state of Texas without reference to its conflict of laws provisions. Each party hereby consents to the non-exclusive jurisdiction of the United States District Court for the Northern District of Texas and the courts of the State of Texas in any dispute arising out of this Agreement.

18. NOTICES. Notices given or required under this Agreement will be deemed delivered if sent by mail, postage prepaid, to Sabre at 4200 American Blvd, MD 3558, Fort Worth TX 78155 USA. Attn: Financial Services; and to Customer at the following address: TRX Technology Services, L.P., 7558 Rambler Road, Suite 1300, Dallas, TX 75231, Attention: Mary McGowan and cc Steve Reynolds.

19. CONFIDENTIALITY. Each party’s Confidential information will remain that party’s exclusive property. Each party will maintain the confidentiality of the other party’s Confidential information at all times during and after the term of this Agreement and for a period of three years after the term of the Agreement. Neither party will use, sell, sublicense, transfer, publish, disclose, display, or otherwise make available to others, except as authorized in this Agreement, the Confidential information of the other party or any other material relating to the Confidential information of the other party nor will either party permit its officers, employees, agents, contractors or subcontractors to divulge the other party’s Confidential information without that party’s prior written consent. Nothing in this Agreement will be interpreted to limit in any way Sabre’s right to use, market, sell or publish any booking related data that is not personally identifiable subject only to any applicable laws or regulations.

20. SABRE DATA. Any data made available to Customer by Sabre through the Sabre System under this Agreement (“Sabre Data”) will be used by Customer solely in connection with rendering the following services: (1) customer accounting and record keeping activities; or (2) the sale of or reservations for travel products and services, including schedule quotations, offered in the Sabre System. Customer will not publish, disclose or otherwise make available to any third party any compilation of Sabre Data. However, Customer may use specific Sabre Data for the benefit of its customers in connection with any reservation, schedule quotation, or production of a travel itinerary, invoice, statement or ticket.

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 4 of 8

21. TERMINATION AND DEFAULT. Upon the occurrence of any of the following Instances of default and, in the case of (a) and (b), the failure of the defaulting party to cure such default within fifteen (15) days of written notice from the other party, the non-defaulting party will have the right to suspend services or terminate this Agreement and pursue all legal and equitable remedies to which it is entitled:

(a) Customer falls to pay any amount when due;

(b) either party breaches any material term or obligation under this Agreement; or

(c) either party ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its Inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties, or executes an agreement to sell all or substantially all of its assets without complying with Sections 16 or 22.

22. CUSTOMER LOSS OF BUSINESS. At any time during the term of this Agreement, if Customer experiences or is threatened with a substantial loss of existing business, Sabre will, upon receipt of written notice from Customer, meet and confer with Customer within thirty (30) days to discuss the impact of the loss of business on this Agreement and to determine what changes to the Agreement, if any, can be made in good faith by the parties. If Customer ceases operation as a business other than as a result of a merger or sale of all or substantially all of its assets including without limitation its customer lists. Sabre agrees to suspend Customer’s obligations under this Agreement upon Customer’s compliance with and execution of Sabre’s then-current Suspension of Services Agreement, including but not limited to any fees or changes that may be applicable.

23. EXISTING LICENSE AGREEMENT. If Customer has an existing Sabre license agreement with Sabre, the parties agree to extend the term of the prior agreement through the Effective Date of this Agreement.

24. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes, as of the Effective Date, any prior agreements and understandings, whether oral or written, between the parties relating to the same subject matter. No modification, amendment or change hereof will be effective or binding on any party unless set forth in writing, duly executed by the parties. The waiver by any party hereto of any requirement or obligation arising hereunder will not operate or be construed as a subsequent waiver thereof. This Agreement will be binding upon and will Inure to the benefit of the parties, their legal representatives, successors and assigns. This Agreement is not exclusive and each party is free to enter Into similar agreements with any other party. The headings in this Agreement are for purposes of reference only and will not limit or define the meaning hereof. This Agreement may be executed in one or more counterparts, each of which will be an original but all of which will constitute one Instrument. Any provision of this Agreement which may be determined by a court or other competent governmental authority to be prohibited or unenforceable In any jurisdiction will, as to such Jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions thereof, unless said prohibition or unenforceability materially alters the rights or obligations of either party.

25. SURVIVING SECTIONS. If the term of the Agreement expires or is terminated for any reason before Customer has paid to Sabre all of the sums due, the Agreement will survive such expiration or termination to the extent necessary to protect Sabre’s rights until all sums owed to Sabre have been paid. Notwithstanding anything to the contrary referenced herein, Sections 3(b), 4,12,13,14, 17,19, and 20 will survive the termination of this Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written below.

TRX Technology Services, L.P.		Sabre Inc.

By:	/s/ Steve Reynolds	By:	/s/ Mike Osburn
	(Signature)		(Signature)

Name:	Steve Reynolds	Name:	Mike Osburn
(Print Name)

Title:	Executive Vice President/General Manager	Title:	Vice President Finance

Date:	7-20-01	Date:	9/7/01

PCC:

ARC/IATA/TIDS/ERSP:

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 5 of 8

Attachment 1– Definitions

For the purposes of this Agreement, the following words will have the meanings set forth below:

“Charges” has the meaning given In Section 4(a).

“Confidential Information” means the terms and conditions of this Agreement, any and all applicable IP Rights, proprietary and confidential information of Sabre or Customer, their affiliates, subsidiaries, successors or assigns concerning their past, present or future research, development, business activities or affairs, finances, properties, methods of operation, processes and systems, agreements (Including without limitation private fare or special discount agreements) related to the business of Sabre or Customer disclosed under this Agreement Confidential Information does not include any information that (1) is or becomes generally known to the public, (2) which was in the receiving party’s possession or was known by it prior to receipt by the disclosing party, (3) was rightfully disclosed to the receiving party without restriction, or (4) was independently developed by a party without the use of the other party’s Confidential Information.

“Effective Date” means (1) If Customer has (a) no previous Sabre License Agreement with Sabre, or (b) is changing its existing System configuration in conjunction with entering into this Agreement, the installation date of the System; otherwise (2) the date this Agreement is signed by Sabre.

“Internet” means the global computer network commonly referred to as the Internet.

“IP Rights” means all intellectual property rights, including (1) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, Confidential Information, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (2) any right to use or exploit any of the foregoing, and (3) any other proprietary right or intangible asset (including software).

“ISP” means an Internet service provider other than Sabre or its authorized providers.

“Non-Sabre Traffic” means data other than that passing to and from the Sabre System which is transmitted and received by Customer using the System.

“Normal Business Hours” means 9:00 a.m. to 6:00 p.m. in Customer’s local time zone.

“PNR” means a passenger name record created in the Sabre System.

“Participant” means any vendor of travel related products, Information or services which has an agreement with Sabre or an affiliate of Sabre for the display of information regarding its products or services in the Sabre System.

“Prohibited Segment” means a Travel Service Segment for which no corresponding reservation has been made within the Participant’s internal reservation system.

“Pseudo City Code” means a code or codes assigned by Sabre to uniquely identify the Site.

“Sabre Access” means the System Software, Video Agent Set Terminal Addresses, and circuit or any other communication access devices and networks provided to Customer by Sabre under this Agreement.

“Sabre Booking” means an airline, hotel, tour, rental car or cruise Segment that obligates a Participant to pay a booking fee to Sabre or an affiliate of Sabre and that is created in or processed through the Sabre System by Customer or that is secured to Customer. Sabre Bookings may include additional product or service Segments in the future at Sabre’s sole discretion.

“Sabre System” means the host facilities of the Sabre® global distribution system which has electronic facililties able to provide, store, communicate, distribute, process and document such information as is from time to time stored in its database.

“Segment” means (1) for airline bookings, each separate flight segment reservation identified by a separate flight number in a PNR, multiplied by the number of passengers booked in such PNR for such flight segment (2) for hotel bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of rooms, suites or other accommodations or the number of persons or the duration of the stay; (3) for car rental bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of vehicles or persons or the duration of the rental; (4) for cruise bookings, each separate cabin reservation that is created in or processed through the Sabre System and confirmed by the Participant, regardless of the number of travelers or the duration of the cruise; and (5) for tour bookings, each separate reservation that is created in or processed through the Sabre System and confirmed by the Participant, regardless of the number of travelers or the duration of the tour. The term Segment does not include Prohibited Segments.

“Segment Activity Date” means the first date listed in a PNR for the relevant Segment.

“Site” means the Customer location(s) at which the System is to be installed.

“Standard Equipment” means the items, if any, of computer and/or communications hardware leased by Sabre to Customer under this Agreement.

“System” means the Sabre Access and, if applicable, any Standard Equipment.

“System Software” means any software delivered by Sabre to Customer under this Agreement.

“Transaction” means a grouping of characters transmitted to the Sabre System whether such transmission is made in the Sabre System manually or automated. Each transmission to the Sabre System from Customer constitutes one Transaction.

“Transaction Limit” has the meaning given in Section 7(d).

“Travel Service Segment” means a Sabre Booking entered in the Sabre System with an action status code of GK, GL, BK, BL, HN, YK, HK” or HL”.

“Video Agent Set” means an item of Standard Equipment through which Customer is capable of making Sabre Bookings.

“Video Agent Set Terminal Address” means an assigned communication session between Customer and the Sabre System through which Customer is capable of making Sabre Bookings.

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 6 of 8 Attachment 1

Attachment 2 – Standard Equipment Lease

1. Lease Term. The lease term of the Standard Equipment will commence on the date of installation or, if already installed, the Effective Date and will continue thereafter for the term of the Agreement.

2. Charges and Payments. In addition to the Charges indicated on the attached Sabre Pricing Table, Customer agrees to pay to Sabre additional Charges for services and materials including without limitation the following: (a) the installation or removal of Standard Equipment if Customer breaches any material obligation under the Agreement; (b) Standard Equipment relocation within the Site; (c) modifications, upgrades, enhancements or additions of Standard Equipment if requested in writing by Customer; (d) installation of peripheral devices requested in writing by Customer, (e) materials for use with the Standard Equipment, including without limitation, ticket stock for use with thermal ticket printers.

3. Installation and Delivery. Sabre will arrange for delivery of the Standard Equipment to the Site on the estimated installation date. Customer, at its expense, will be responsible for preparing, on or before the estimated installation date, the Site for the Standard Equipment in accordance with Sabre’s reasonable instructions. If the Site is not prepared Customer will pay Sabre’s reasonable expenses related to the attempted installation and the resulting delay in installation. Customer’s failure to prepare the Site or failure to allow Sabre to install the Standard Equipment on the date mutually agreed to will be deemed an event of default. Customer will at all times keep the Standard Equipment in its sole possession and control at the Site. Customer will not move any part of the Standard Equipment from the Site without first obtaining the written consent of Sabre. Such consent will not be unreasonably withheld. Customer will install or allow Sabre to install any upgrade to the Standard Equipment deemed necessary by Sabre and provided by Sabre at no charge to Customer as long as such upgrade does not materially impair Customer’s ability to access and use the Sabre System in the manner expressly permitted in the Agreement. Customer will not install any Standard Equipment itself unless given written permission from Sabre to do so.

4. Acceptance of the Standard Equipment. Upon installation of the Standard Equipment and establishment of a successful connection with the Sabre System and any other Sabre approved systems or networks, Customer will be deemed to have accepted the Standard Equipment.

5. Repairs and Maintenance. Upon prompt notification from Customer, Sabre or its designated agent will promptly repair and maintain or replace the Standard Equipment provided that the Standard Equipment has been subject to reasonable operation. Customer will not make any modifications or attempt to perform repairs or maintenance of any kind to the System. Customer will promptly inform Sabre of any breakdown of the Standard Equipment by contacting Sabre Customer Services. Repair or maintenance services on Standard Equipment during Normal Business Hours, Monday through Friday excluding legal holidays, are included in the maintenance Charges for the applicable System components, provided that Customer has not been negligent and the Standard Equipment has been subject to reasonable operation; otherwise, Customer will be charged a service fee in accordance with Sabre’s or its independent contractor’s then prevailing rates.

6. Title and Ownership. The Standard Equipment leased from Sabre will remain the property of Sabre and must be returned in good working condition as reasonably determined by Sabre. Customer will not in any other manner dispose of the Standard Equipment or any part thereof or suffer any lien or legal process to be incurred or levied on the Standard Equipment without Sabre’s prior written permission.

7. Insurance. Customer will take all precautions to protect the Standard Equipment installed at the Site, At its own cost, Customer will procure and maintain insurance insuring the Standard Equipment against all risk of loss or damage, including, without limitation, the risk of fire, theft and any other such risks as are customarily insured in a standard all risk property insurance policy. Such insurance will also provide full replacement value (which amount Sabre will provide to Customer) coverage for the Standard Equipment.

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 7 of 8 Attachment 1

Amendment to Sabre License Agreement

This Amendment to that certain Sabre License Agreement is made and entered into as of the date indicated below, between Sabre Inc. (“Sabre”) and TRX Technology Services, L.P. (“Customer”).

RECITALS

WHEREAS, Sabre and Customer have entered into that certain Sabre License Agreement, dated as of July 17, 2001 (the “Agreement”); and

WHEREAS, it is in the best interest of the parties to modify certain provisions of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Sabre and Customer hereby agree as follows:

1. Effective Date. This Amendment is effective as of the Effective Date of the Agreement.

2. Dateline Move Charges. In the event Customer migrates to its own communications network, Sabre shall waive any applicable de-installation charges for Sabre datalines.

3. Transaction Charges. Customer will be responsible for all Sabre Data Processing charges not associated with a site that receives the booking credit. To the extent that the scan is a result of Customer AAA into an affiliated site’s PCC, the scan will be billed to the site’s PCC that is having the PNR’s processed by Customer.

*

5. Confidentiality. It is expressly understood and agreed that the terms and conditions of this Amendment and the Agreement, and each and every provision hereof, shall be held and treated as confidential and shall not be disclosed by Customer to any other person, firm, organization, association, or entity, of any and every kind, whether public, private or governmental, for any reason, or at any time, without the prior written consent of Sabre, unless such disclosure is required by law or legal process. In the event of such disclosure, this Amendment and the Agreement may be terminated immediately by Sabre, without notice to Customer, and Sabre shall have the right to pursue any remedies available to it in law or in equity.

6. Defined Terms. The defined terms not otherwise defined in this Amendment shall have the meaning given to them as in the Agreement.

7. Agreement. Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year written below.

TRX Technology Services, L.P.		Sabre Inc.

By:	/s/ Steve Reynolds	By:	/s/ Mike Osburn
	(Signature)		(Signature)

Name:	Steve Reynolds	Name:	Mike Osburn
(Print Name)

Title:	Executive Vice President/General Manager	Title:	Vice President Finance

Date:	7-20-01	Date:	9/7/01

PCC:

ARC/IATA/TIDS/ERSP:

Online 557 rev. 1 Feb 2000	Sabre License Agreement	Page 8 of 8 Amendment

*        CONFIDENTIAL TREATMENT REQUESTED

Amendment to Sabre License Agreement

This Amendment to that certain Sabre License Agreement is made and entered into as of the 25th day of February between Sabre Inc. (“Sabre”) and TRX Technology Services, L.P. (“Customer”).

RECITALS

WHEREAS, Sabre and Customer have entered into that certain Sabre License Agreement, dated as of September 7, 2001 (the “Agreement”) and

WHEREAS, it is in the best interest of the parties to modify certain provisions of the Agreement,

NOW THEREFORE, in consideration of the mutual covenants contained herein, Sabre and Customer agree as follows:

Effective Date. The Effective Date of this Amendment is February 22, 2002

1.	License. The SDS software will be governed by the attached license, agreement as described in Section 1(a), 1(b), 1(c) and 1(d).

2.	*

3.	Support. Upon execution of this Amendment, Customer shall have access to the Sabre Software Support as described in Section 2 of the attached SDS software license agreement *.

Fees are exclusive of taxes, duties, or levies relating to use of software, and shall be added at time of customer invoicing.

4.	*

5.	Confidentiality. It is expressly understood and agreed that this Amendment, and each and every provision hereof, shall be held and treated as confidential in accordance with Section 19 of the Agreement.

6.	Defined Terms. The defined terms not otherwise defined in this Amendment shall have the meaning given to them as in the Agreement.

7.	Agreement. Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect. In the event of any conflict between the terms of this Agreement and this Amendment, the Amendment shall control.

Signatures appear on the following page

Sabre Inc. SDS Amendment to Sabre License Agreement rev 01/02	Page 1 of 1

*        CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year written below.

TRX Technology Services, L.P.		SABRE INC.

By:	/s/ Steve Reynolds	By:	/s/ Linda Kern

Name:	Steve Reynolds	Name:	Linda Kern

Title:	EVP and General Manager	Title:	Operations Manager

Date:	2/__/02	Date:	3/13/02

PCC:	PS79, 3NL9

Federal Tax ID Number:	_______________

Sabre Inc. Amendment to Sabre Subscriber Agreement rev 03/01	Page 2 of 2

This is a copy of the software license agreement that is included with the software and is provided for reference purposes only.

SDS Software License Agreement

ATTENTION: CAREFULLY READ THE TERMS AND CONDITIONS OF THIS AGREEMENT BEFORE USING THE SOFTWARE. LOADING THE SOFTWARE ONTO YOUR COMPUTER INDICATES YOUR ACCEPTANCE OF THESE TERMS AND CONDITIONS. ACCEPTANCE OF THIS SOFTWARE CONSTITUTES A LEGAL AGREEMENT BETWEEN YOU AND SABRE.

The following terms govern your use of the SDS software (“Software”) unless such use if covered under a separate written agreement with Sabre Inc. (“Sabre”).

1.	License

(a)	Authorized Use. Sabre grants you a non-exclusive license to use the Software on a single computer (i.e., a single CPU) at a single location. If the single computer on which the Software is used is a multi-user system, this license covers all users on that single system. You may physically transfer the Software from one computer to another provided that the Software is used on only one computer at a time. You may not electronically transfer the Software from one computer to another over a network. “Use” means storing, loading, installing, executing or displaying the Software. You may make one copy of the Software for a certification server and one copy of the Software for back-up purposes only. Sabre reserves all rights not expressly granted to you.

(b)	Restrictions. You acknowledge that the Software and its structure, organization, and source code constitute valuable trade secrets of Sabre. Accordingly, you agree not to (i) modify, adapt, alter, translate, or create derivative works from the Software; (ii) distribute, sublicense, lease, rent, or loan the Software to any third party, (iii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Software; (iv) otherwise use or copy the Software except as expressly allowed herein; or (v) export or reexport the Software without all required United Slates and foreign government licenses. Notwithstanding the above, decompiling the Software is permitted to the extent the laws of your jurisdiction give you the right to do so to obtain information necessary to Tender the Software interoperable with other software; provided, however, that you must first request such information from Sabre and Sabre may, in its discretion, either provide such information to you or impose reasonable restrictions, including a reasonable fee, on such use of the Software to ensure that Sabre’s and its suppliers’ proprietary rights in the Software are protected.

(c)	Transfer. You may not transfer the Software without Sabre’s prior written consent. Prior to any such transfer, the recipient must agree to accept the terms and conditions of this Agreement. If you transfer the Software, you must transfer all computer programs and documentation and erase any copies residing on your computer equipment.

(d)	Use of Compiled Programs. Notwithstanding the above, you may use compiled programs created through use of the Software only on your computers for which you have obtained a valid license from Sabre for use of the SDS software. Use of such compiled programs will be governed by the terms of the SDS software license. You may create code that will be combined with such compiled programs.

2.	Support

(a)	Scope of Support Services. Sabre shall provide unlimited monthly software support via telephone for technical configuration (“Support Services”).

(b)	Error Reporting. You agree to:

(1)	During normal business hours provide on-site, a technical coordinator trained in software/database administration, operations and preventative maintenance procedures (the “Technical Coordinator”).

Sabre Inc. SDS Software License Agreement rev 01/02	Page 1 of 3

This is a copy of the software license agreement that is included with the software and is provided for reference purposes only.

(2)	Log each incident, completely describing the specific event and documenting all aspects of the incident (users involved, data inputs, completed description of the incident, etc).

(3)	The Technical Coordinator will coordinate with the software user, hardware/operating system vendors, and the qualified LAN administrator to confirm problems originate in the Software.

(4)	Promptly communicate to Sabre in writing any Software Errors (“Problem Report”) by communicating the incident to the Sabre Help Desk.

(5)	Notify Sabre in writing of any modifications made by you to the hardware or operating software configuration.

(6)	Promptly install solutions sent by Sabre to remedy malfunctions.

(7)	Promptly install, or assist in installing, all Revised Releases that Sabre may release during the term of this Agreement, as directed by Sabre.

(8)	Provide a telephone near the equipment to be used by you while a joint effort is being made to diagnose and remedy Errors via telephone communication.

(9)	Allow Sabre full and free access to your information Software site for on-site maintenance and repairs of the Software.

(10)	Advise Sabre of any change of location of the Software.

(11)	Be responsible for maintaining a procedure for reconstruction of lost or altered files, data, or programs, and for actually reconstructing any lost or altered files, data or programs.

(12)	Provide Sabre with sufficient support and test time on your computer Software to duplicate the Error, certify that the Error is with the Software, and certify that the Error has been corrected.

(13)	Install and maintain for the term of this Agreement, a modem and associated high-speed dial-up telephone line for access by Sabre to your computer environment. You will be responsible for the installation, maintenance and use of such equipment and associated telephone line use charges.

(14)	Comply with any other reasonable request of Sabre in connection with the performance of services hereunder.

(c)	Sabre Modifications. Sabre may, at its discretion, upon notice to you and with no additional charge, make modifications to the Software. Such modifications will not jeopardize the functionality of the Software or coverage of the Software under this Section.

(d)	Error Correction. You recognize that Sabre, after using all reasonable efforts, may not be able to resolve an Error identified hereunder and that such inability shall not be considered a breach or event of default under this Agreement, nor be the cause of any liability of Sabre to you. In the event that Sabre notifies you that it will be unable to correct an Error in the Software, you may at your option, and as your sole and exclusive remedy, terminate this Agreement Upon such termination, neither party shall have any obligation or liability to the other in connection with this Agreement except that Sabre will reimburse to you the pro rata share (prorated on a straight-line basis) of the applicable Maintenance Fee paid for the annual period in which the Maintenance Services were terminated.

(e)	No Obligation Regarding Old Versions. Sabre shall have no obligation to fix Errors in any version of the Software other than the most current version of the Software and the immediately preceding version of the Software.

3.	Ownership

The Software is owned and copyrighted by Sabre or its third party suppliers. Your license confers no title or ownership in the Software and is not a sale of any rights in the Software. Sabre’s third party suppliers may protect their rights in the event of any violation of these provisions.

Sabre Inc. SDS Software License Agreement rev 01/02	Page 2 of 3

This is a copy of the software license agreement that is included with the software and is provided for reference purposes only.

4.	Termination

This license is effective until terminated. This license will terminate automatically with fifteen (15) days notice from Sabre if you fail to comply with any provision of this license. Upon termination, you shall destroy the written materials and all copies of the Software, including modified copies, if any.

5.	Default

If the occurrence of any of the following instances of default and, in the case of (a) and (b), the failure of the defaulting party to cure such default within fifteen (15) days of written notice from the other party, the non-defaulting parry will have the right to suspend services or terminate this Agreement and pursue all legal and equitable remedies to which it is entitled:

(a)	Customer fails to pay any amount when due;

(b)	Either party breaches any material term or obligation under this Agreement; or

(c)	Either party ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties, or executes an agreement to sell all or substantially all of its assets without complying with

6.	Limited Warranty

For ninety (90) days from your receipt of the Software, Sabre warrants that the media (for example, the diskette) on which the Software is contained will be free from defects in materials, and workmanship. This warranty does not cover damage caused by improper use or neglect. To obtain warranty service during the 90-day warranty period, you may return the Software (postage paid) with a description of the problem to Sabre. Sabre’s entire liability and your exclusive remedy as to the disk(s) shall be, at Sabre’s option, either (a) return of the purchase price for the Software, or (b) replacement of the defective media. Any replacement media will be warranted for the remainder of the original warranty period or 30 days, whichever is longer.

7.	Disclaimer of Warranty and Limitation of Remedies

Except for the express warranties provided herein, the Software and any compiled programs created using the Software are furnished “AS IS” WITHOUT WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SABRE, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY, AND YOU MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE. SABRE DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE, COMPILED PROGRAMS CREATED USING THE SOFTWARE, OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE SOFTWARE AND ANY COMPILED APPLICATIONS CREATED USING THE SOFTWARE IS ASSUMED BY YOU. NEITHER SABRE NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE SOFTWARE SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OF OR INABILITY TO USE SUCH PRODUCT EVEN IT SABRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	Governing Law

This license shall be governed by the laws of the State of Texas, without regard to its conflict of laws principles.

Sabre Inc. SDS Software License Agreement rev 01/02	Page 3 of 3